Exhibit 99.3

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements combine the historical consolidated balance sheets and statements of operations of Helix Energy Solutions Group, Inc. (“Helix”) and Remington Oil and Gas Corporation (“Remington”), giving effect to the merger of Remington with and into a wholly owned subsidiary of Helix using the purchase method of accounting.

The historical statements of operations for the year ended December 31, 2005 were derived from the audited financial statements of Helix and Remington contained in each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The historical unaudited statements of operations for the three months ended March 31, 2006 and the historical unaudited balance sheets as of March 31, 2006, were derived from the unaudited financial statements of Helix and Remington contained in each company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006. You should read the unaudited pro forma combined financial statements below together with the historical financial statements and related notes.

The unaudited pro forma combined statements of operations assume the merger was effected on January 1, 2005. The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on March 31, 2006. The accounting policies for Helix and Remington are comparable.

Helix plans to sell a minority stake of approximately 35 to 49 percent in its Shelf Contracting business, continuing to control the business in the foreseeable future and retaining access to the services. Though Helix’s plans are still under review, the planned sale could reasonably occur at any point within this range. No adjustments have been reflected in the pro forma financial data for this potential transaction. For historical financial information of Helix’s Shelf Contracting business, see “Footnote 14 — Business Segment Information” contained in Helix’s audited financial statements contained in Helix’s Annual Report in Form 10-K for the fiscal year ended December 31, 2005.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities; restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently; or anticipated synergies resulting from the merger. Expected costs associated with the combination of the companies’ operations such as severance costs for redundant functions, integrating information technology systems and other arrangements are in the process of being evaluated by Helix. These costs are not expected to exceed $15 million, of which approximately $7 million relates to additional purchase price consideration for change of control payments for certain Remington executives. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Helix will experience.

HELIX ENERGY SOLUTIONS GROUP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

					Helix and
					Remington
			Pro Forma		Pro Forma
Year Ended December 31, 2005	Helix	Remington*	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues and other income	$799,472	$270,529	$(2,229	)(a)	$1,067,772
Cost of sales:
Depreciation, depletion and amortization	111,473	60,351	48,377	(b)	220,201
Operating Expenses	404,927	84,824	(2,229	)(a)	487,522

Gross Profit	283,072	125,354	(48,377)		360,049

Gain on sale of assets	1,405	—	—		1,405
Selling and administrative expenses	62,790	15,182	—		77,972

Income from operations	221,687	110,172	(48,377)		283,482
Equity in earnings of investments	13,459	—	—		13,459
Net interest expense and other	7,559	613	46,480	(c)	54,652

Income before income taxes	227,587	109,559	(94,857)		242,289
Provision for income taxes	75,019	38,992	(33,200	)(d)	80,811

Net income	152,568	70,567	(61,657)		161,478
Preferred stock dividends and accretion	2,454	—	—		2,454
Net income applicable to common shareholders	$150,114	$70,567	$(61,657)		$159,024

Earnings per common share:
Basic	$1.94	$2.48			$1.76
Diluted	$1.86	$2.37			$1.69
Weighted average common share outstanding:
Basic	77,444	28,488	13,148	(e)	90,592
Diluted	82,205	29,722	13,148	(e)	95,353

HELIX ENERGY SOLUTIONS GROUP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

					Helix and
					Remington
			Pro Forma		Pro Forma
Three Months Ended March 31, 2006	Helix	Remington*	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues and other income	$291,648	$78,098	$—	(a)	$369,746
Cost of sales:
Depreciation, depletion and amortization	33,226	17,858	7,919	(b)	59,003
Operating Expenses	156,156	14,506	—	(a)	170,662

Gross Profit	102,266	45,734	(7,919)		140,081

Gain on sale of assets	267	—	—		267
Selling and administrative expenses	21,028	5,186	—		26,214

Income from operations	81,505	40,548	(7,919)		114,134
Equity in earnings of investments	6,236	—	—		6,236
Net interest expense and other	2,457	127	14,123	(c)	16,707

Income before income taxes	85,284	40,421	(22,042)		103,663
Provision for income taxes	29,091	14,038	(7,715	)(d)	35,414

Net income	56,193	26,383	(14,327)		68,249
Preferred stock dividends	804	—	—		804

Net income applicable to common shareholders	$55,389	$26,383	$(14,327)		$67,445

Earnings per common share:
Basic	$0.71	$0.92			$0.74
Diluted	$0.67	$0.90			$0.70
Weighted average common share outstanding:
Basic	77,969	28,822	13,148	(e)	91,117
Diluted	83,803	29,414	13,148	(e)	96,951

*	Certain amounts reclassified to conform to Helix’s presentation.

(a)	Reflects the elimination of sales and related operating expenses between Helix and Remington. None in the three months ended March 31, 2006.

(b)	Reflects estimated increases in depreciation, depletion and amortization related to the “step-up” of the acquired properties to their fair value. Adjustment calculated as the incremental depreciation, depletion and amortization rate based on the purchase price applied to the 2005 and first quarter 2006 production for Remington. Adjustment assumes no material changes in the estimated useful lives or amortization periods for acquired assets as a result of the preliminary purchase price allocation.

(c)	Reflects the increase in long-term debt of $835 million to fund the cash portion of the purchase price at estimated annual interest rate for 2005 of 5.57% and 6.77% for the three month period ended March 31, 2006 (based upon the terms of the Helix credit facilities of three month LIBOR plus 200 basis points). A 1/8% increase in the average three month LIBOR rate would increase pre-tax interest expense by approximately $1.0 million for 2005 and approximately $0.3 million for the three months ended March 31, 2006.

(d)	The pro forma adjustment to income tax reflects the statutory federal and state income tax impacts of the pro forma adjustments to Helix’s pretax income. Applied tax rate of 35%.

(e)	Reflects the issuance of 13.1 million shares of Helix stock to be issued to Remington stockholders as consideration in the acquisition.

HELIX ENERGY SOLUTIONS GROUP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

					Helix and
					Remington
			Pro Forma		Pro Forma
As of March 31, 2006	Helix	Remington*	Adjustments		Combined
	(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$37,833	$47,887	$776	(a)	$86,496
Accounts receivable —
Trade, net of allowance for uncollectible amounts	199,242	62,704	—		261,946
Unbilled revenue	34,638	—	—		34,638
Insurance receivable	—	38,932	—		38,932
Other current assets	59,478	12,942	—		72,420

Total current assets	331,191	162,465	776		494,432

Net property and equipment	1,019,825	455,863	804,026	(a)	2,279,714
Other assets:
Equity investments	193,735	—	—		193,735
Goodwill, net	106,251	—	417,966	(a),(d)	524,217
Other assets, net	91,849	1,874	21,420	(a)	115,143

	$1,742,851	$620,202	$1,244,188		$3,607,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$115,314	$72,474	$—		$187,788
Accrued liabilities	126,879	4,615	7,000	(a)	138,494
Current maturities of long- term debt	6,438	—	8,350	(b)	14,788

Total current liabilities	248,631	77,089	15,350		341,070

Long-term debt	438,256	—	826,650	(b)	1,264,906
Deferred income taxes	178,015	86,612	276,655	(d)	541,282
Decommissioning liabilities	108,875	23,498	—		132,373
Other long-term liabilities	9,121	—	—		9,121

Total liabilities	982,898	187,199	1,118,655		2,288,752
Convertible preferred stock	55,000	—	—		55,000
Shareholders’ equity	704,953	433,003	125,533	(c)	1,263,489

	$1,742,851	$620,202	$1,244,188		$3,607,241

*	Certain amounts reclassified to conform to Helix’s presentation.

(a)	The following is a preliminary estimate of the deemed purchase price for Remington on a purchase accounting basis, and takes into account the merger consideration of $27.00 in cash plus 0.436 of a share of Helix common stock for each of Remington’s 30,156,452 estimated diluted shares of common stock (which includes shares to be issued in connection with (i) stock options which, at the effective time of the merger, will be canceled and converted to a right to receive the merger consideration and (ii) stock grants which will become fully vested at the effective time of the merger):

Thousands
of Dollars

Cash	$814,224
30,156,452 Remington estimated diluted shares times $27.00 per share
Helix Stock	558,536
30,156,452 Remington estimated diluted shares times 0.436 times $42.48 per share (which represents the weighted-average price of Helix common stock for a five-day period beginning two available trading days before the announcement of the merger)

Transaction Related Costs	20,000
Estimated direct transaction fees payable by Helix to be capitalized as part of the purchase price for Remington (including legal fees, underwriting fees, accounting fees and other fees)

$1,392,760

Thousands
Purchase Price Allocation	of Dollars

Current assets	$162,465
Property and equipment	1,259,889
Other long-term assets	23,294
Goodwill	417,966
Current liabilities	(84,089)
Deferred income taxes	(363,267)
Decommissioning liabilities	(23,498)

$1,392,760

For purposes of this pro forma analysis, the above deemed purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of Remington at March 31, 2006. The preliminary assessment of fair value resulted in $418 million of goodwill, which will be subject to periodic impairment testing instead of amortization, in accordance with Statement of Financial Accounting Standards No. 142 — “Goodwill and Other Intangible Assets.”

An independent appraisal firm has been engaged to assist us in finalizing the allocation of the purchase price. The preliminary assessment of the fair values of tangible and intangible assets (including the assumption of certain beneficial contractual arrangements totaling approximately $21 million) used in these pro forma statements was based on projections of future net cash flows, discounted to present value. These and other preliminary estimates will change as additional information becomes available and is assessed by Helix and the appraisal firm. With respect to all other Remington assets and liabilities (consisting primarily of working capital items), we have estimated their fair values based on the historical carrying amounts which we believe approximate their fair values.

Under the purchase method of accounting for business combinations, this preliminary assessment of fair value resulted in goodwill of $418 million. Included in this amount is a $269 million increase in net deferred tax liabilities arising from differences between the allocated financial bases and historical tax bases of Remington’s net assets (due to the non-taxable nature of this transaction, Remington’s tax basis in its assets would carry over to Helix). Goodwill reflects the anticipated benefits of the merger that are in addition to the fair value of the individual assets and liabilities described above.

Not included in the initial purchase price allocation set forth above is an expected liability for the combined company’s restructuring activities following the date of the closing of the merger, including severance costs associated with workforce reductions for redundant functions. As plans for these restructuring activities become finalized, the associated liability will be among the final adjustments to the purchase price allocation. Expected costs associated with the combination of the companies’ operations such as severance costs for redundant functions, integrating information technology systems and other arrangements are in the process of being evaluated by Helix. These costs are not expected to exceed $15 million.

(b)	Reflects the increase in long-term debt to fund the cash portion of the purchase price at estimated interest rate of three month LIBOR plus 200 basis points (based upon the terms of the Helix credit facilities), which averaged 5.57% for 2005 and 6.77% for the three months ended March 31, 2006.

(c)	Reflects the elimination of book value of Remington equity and the issuance of 13.1 million shares of Helix stock to be issued to Remington stockholders as consideration in the acquisition.

(d)	Reflects the deferred tax “gross-up” relating to the acquired proven reserves based on purchase price paid.

SUPPLEMENTAL OIL AND GAS DISCLOSURES
(UNAUDITED)

The following unaudited, supplemental pro forma oil and gas disclosures, have been prepared in accordance with FASB Statement No. 69, “Disclosures about Oil and Gas Producing Activities,” and regulations of the U.S. Securities and Exchange Commission. While this data was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. Proved reserves include only quantities that can be commercially recovered using current prices, costs, existing regulatory practices and technology. Therefore, any changes in future prices, costs, regulations, technology or other unforeseen factors could significantly increase or decrease proved reserve estimates. Accordingly, the standardized measure projections should not be viewed as realistic estimates of future cash flows. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs also may vary.

Estimated Proved Reserves

At December 31, 2005

	Helix	Remington
	Historical	Historical	Pro Forma

Consolidated Operations
Crude oil (in MBbls)	14,873	18,381	33,254
Natural gas (in MMcf)	136,073	168,659	304,732

Total (in MMcfe)	225,311	278,945	504,256

Estimated Standardized Measure of Discounted Future Net Cash Flows

Amounts are computed using the year-end 2005 prices and costs (adjusted only for existing contractual changes), appropriate statutory tax rates and a prescribed 10% discount factor. Continuation of year-end 2005 economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves that may be proved in the future are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs.

At December 31, 2005

	Thousands of Dollars
	Helix	Remington
	Historical	Historical*	Pro Forma

Consolidated Operations
Future cash flows
Revenues	$2,131,985	$2,713,983	$4,845,968
Production costs	(311,163)	(200,297)	(511,460)
Development and abandonment costs	(450,558)	(148,514)	(599,072)
Income tax expense	(433,335)	(706,403)	(1,139,738)

Future net cash flows	936,929	1,658,769	2,595,698
Discounted to present value at 10% annual rate	(209,867)	(421,786)	(631,653)

Total	$727,062	$1,236,983	$1,964,045

*	Certain amounts reclassified to conform to Helix’s presentation.